EXHIBIT 99.1

September 19, 2002

Endocardial Solutions Announces the Resignation of Michael Dale

MINNEAPOLIS/ST. PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced the resignation of Michael Dale, Vice President, Sales & Marketing, who has accepted the position of President and CEO of ATS Medical, Inc. (Nasdaq: ATSI).  Mr. Dale’s resignation will be effective as of September 30, 2002.

Jim Bullock, President and CEO of Endocardial Solutions, stated “we appreciate and thank Mike for his many contributions to Endocardial Solutions since joining the company in December of 1998, the most important of which has been building our world-class field organization.  With the completion of our recent field reorganization, our sales and field clinical team are focused on executing the company’s mission to increase the penetration and clinical utilization of the company’s EnSite 3000® System.  Moreover, our entire field organization is well positioned to successfully introduce our next generation of software and hardware which will integrate the company’s new Navex™ intracardiac navigation and localization technology with the EnSite 3000® System.”

Jim Bullock will assume responsibility for worldwide sales until a successor to Michael Dale is identified.  Bob Paulson will assume leadership of the global marketing organization in addition to his responsibilities as CFO.  Mr. Paulson previously served as the general manager, with global sales and marketing responsibilities, at Advanced Bionics, Inc. and Medtronic Surgical Navigation Technologies.

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.  The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Endocardial Solutions’ Annual Report on Form 10-K for the year ended December 31, 2001.  Actual results may differ materially from anticipated results.

Contacts:

Jim Bullock, President & CEO, Endocardial Solutions (651) 523-6928  jbullock@endocardial.com

Bob Paulson, CFO, Endocardial Solutions (651) 523-6916  bpaulson@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959  bgutzke@endocardial.com